Exhibit j(2)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors

Salomon Brothers Series Funds Inc:

We consent to the use of our report, incorporated herein by reference, dated February 22, 2006, for Salomon Brothers Institutional Money Market, a series of Salomon Brothers Series Funds Inc, as of December 31, 2005 and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

April 24, 2006